November 2023

Preliminary Pricing Supplement No. 10,866

Registration Statement Nos. 333-250103; 333-250103-01

Dated November 8, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented and modified by this document. The notes do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index, which we refer to collectively as the underlying indices, is greater than or equal to 80% of the respective initial index value, which we refer to as the respective coupon threshold level, on the related observation date. If, however, the index closing value of any underlying index is less than the respective coupon threshold level on any observation date, we will pay no interest for the related monthly period. In addition, starting approximately 4.75 years after the original issue date, the notes will be automatically redeemed if the index closing value of each underlying index is greater than or equal to 100% of the respective initial index value, which we refer to as the respective call threshold level, on any monthly redemption determination date for an early redemption payment equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date. No further payments will be made on the notes once they have been redeemed. At maturity, if the notes have not been previously redeemed, you will receive for each note you hold the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any. We will not pay a contingent monthly coupon on any coupon payment date if the index closing value of any underlying index is less than the respective coupon threshold level on the related observation date.Accordingly, investors in the notes must be willing to accept the risk of not receiving any contingent monthly coupons throughout the 5-year term of the notes. These long-dated notes are for investors who are concerned about principal risk, who are willing to forgo upside participation in any appreciation of the underlying indices and who seek the repayment of principal at maturity (or upon early redemption) and the opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the entire 5-year term of the notes and the possibility of an automatic early redemption of the notes prior to maturity.Because the payment of contingent monthly coupons is based on the worst performing of the underlying indices, the fact that the notes are linked to three underlying indices does not provide any asset diversification benefits and instead means that a decline of any underlying index below the respective coupon threshold level will result in no contingent monthly coupons, even if one or both of the other underlying indices have appreciated or have not declined as much. Investors will not participate in any appreciation of any underlying index and should be willing to hold their notes for the entire 5-year term. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	NASDAQ-100 Index® (the “NDX Index”), S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Pricing date:	November 8, 2023
Original issue date:	November 13, 2023 (3 business days after the pricing date)
Maturity date:	November 13, 2028
Early redemption:

The notes are not subject to early redemption until 4.75 years after the original issue date. Following this 4.75-year non-call period, if, on any redemption determination date, beginning on August 9, 2028, the index closing value of each underlying index is greater than or equal to the respective call threshold level, the notes will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:	Beginning after 4.75 years, monthly, as set forth under “Observation Dates / Redemption Determination Dates” below, subject to postponement for non-trading days and certain market disruption events
Early redemption dates:

Starting on August 13, 2028, monthly, on the 13th day of each month, provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

Contingent monthly coupon:

A contingent coupon will be paid on the notes on each coupon payment date but only if the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on the related observation date. If payable, the contingent monthly coupon will be an amount in cash per stated principal amount corresponding to a return of at least 7.00% per annum (corresponding to approximately $5.833 per month per note, to be determined on the pricing date) for each interest payment period for each applicable observation date.

If, on any observation date, the index closing value of any underlying index is less than the respective coupon threshold level, we will pay no coupon for the applicable monthly period. It is possible that one or more of the underlying indices will remain below the respective coupon threshold level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons.

Payment at maturity:

If the notes have not been automatically redeemed prior to maturity, the payment at maturity will be the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $987.50 per note, or within $40.00 of that estimate. See “Investment Summary” beginning on page 4.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)See “Use of proceeds and hedging” on page 28.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020	Index Supplement dated November 16, 2020
Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Terms continued from previous page:

Coupon threshold level:

With respect to the NDX Index: , which is equal to 80% of the initial index value

With respect to the SPX Index: , which is equal to 80% of the initial index value

With respect to the RTY Index: , which is equal to 80% of the initial index value

Call threshold level:

With respect to the NDX Index: , which is equal to 100% of the initial index value

With respect to the SPX Index: , which is equal to 100% of the initial index value

With respect to the RTY Index: , which is equal to 100% of the initial index value

Initial index value:

With respect to the NDX Index: , which is the index closing value on the pricing date

With respect to the SPX Index: , which is the index closing value on the pricing date

With respect to the RTY Index: , which is the index closing value on the pricing date

Final index value:	With respect to each underlying index, the respective index closing value on the final observation date
Observation dates:

Monthly, as set forth under “Observation Dates / Redemption Determination Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to November 8, 2028 as the final observation date.

Coupon payment dates:

Monthly, on the 13th day of each month, provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The coupon payment with respect to the final observation date, if any, shall be paid on the maturity date.

CUSIP / ISIN:	61775MWQ5 / US61775MWQ58
Listing:	The notes will not be listed on any securities exchange.

Observation Dates / Redemption Determination Dates
December 8, 2023*
January 10, 2024*
February 8, 2024*
March 8, 2024*
April 10, 2024*
May 8, 2024*
June 10, 2024*
July 10, 2024*
August 8, 2024*
September 10, 2024*
October 9, 2024*
November 7, 2024*
December 10, 2024*
January 8, 2025*
February 10, 2025*
March 10, 2025*
April 9, 2025*
May 8, 2025*
June 10, 2025*
July 9, 2025*
August 8, 2025*
September 10, 2025*
October 8, 2025*
November 7, 2025*
December 10, 2025*
January 8, 2026*
February 10, 2026*
March 10, 2026*
April 8, 2026*
May 8, 2026*
June 10, 2026*
July 8, 2026*
August 10, 2026*
September 9, 2026*
October 7, 2026*
November 9, 2026*
December 9, 2026*
January 8, 2027*
February 10, 2027*
March 10, 2027*
April 8, 2027*
May 10, 2027*
June 9, 2027*
July 8, 2027*
August 10, 2027*
September 8, 2027*

November 2023 Page 2

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Observation Dates / Redemption Determination Dates
October 7, 2027*
November 9, 2027*
December 8, 2027*
January 10, 2028*
February 9, 2028*
March 8, 2028*
April 10, 2028*
May 10, 2028*
June 8, 2028*
July 10, 2028*
August 9, 2028
September 8, 2028
October 10, 2028
November 8, 2028 (final observation date)

* The notes are not subject to automatic early redemption until the fifty-eighth observation date, which is August 9, 2028.

November 2023 Page 3

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Investment Summary

Market-Linked Contingent Income Auto-Callable Notes

The Market Linked Contingent Income Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index (the “notes”) do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon at a rate of at least 7.00% per annum but only if the index closing value of each underlying index is greater than or equal to 80% of the respective initial index value, which we refer to as the respective coupon threshold level, on the related observation date. The actual contingent monthly coupon will be determined on the pricing date. If the index closing value of any underlying index is less than the respective coupon threshold level on any observation date, we will pay no coupon for the related monthly period. It is possible that the index closing value(s) of one or more underlying indices will remain below the respective coupon threshold level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons during the entire term of the notes. We refer to these coupons as contingent because there is no guarantee that you will receive a coupon payment on any coupon payment date. Even if all of the underlying indices were to be at or above the respective coupon threshold levels on some monthly observation dates, one or more underlying indices may fluctuate below the respective coupon threshold level(s) on others. In addition, even if one underlying index were to be at or above the respective coupon threshold level on all monthly observation dates, you will receive a contingent monthly coupon only with respect to the observation dates on which all three underlying indices are at or above the respective coupon threshold levels, if any. If the notes have not been automatically redeemed prior to maturity, you will receive for each note you hold at maturity an amount equal to the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any. Investors will not participate in any appreciation in the value of any of the underlying indices and must be willing to accept the risk of not receiving any contingent monthly coupon payments throughout the entire 5-year term of the notes. The notes provide investors:

◼the repayment of principal upon early redemption or at maturity, subject to our credit risk,

◼the possibility of receiving a contingent monthly coupon when the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on a monthly observation date, and

◼no exposure to any decline of the underlying indices if the notes are held to maturity.

All payments on the notes are subject to our credit risk.

Maturity:	5 years
Contingent monthly coupon:

A contingent monthly coupon at a rate of at least 7.00% per annum (corresponding to approximately $5.833 per month per note) will be paid on the notes on each coupon payment date but only if the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on the related observation date. The actual contingent monthly coupon rate will be determined on the pricing date.

If, on any observation date, the index closing value of any underlying index is less than the respective coupon threshold level, we will pay no coupon for the applicable monthly period. It is possible that one or more of the underlying indices will remain below the respective coupon threshold level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons.

Automatic early redemption beginning after 4.75 years:

Beginning on August 9, 2028 (approximately 4.75 years after the original issue date), if the index closing value of each underlying index is greater than or equal to the respective call threshold level on any monthly redemption determination date, the notes will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date. No further payments will be made on the notes once they have been redeemed.

Payment at maturity:

If the notes have not been automatically redeemed prior to maturity, the payment at maturity will be the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any.

November 2023 Page 4

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $987.50, or within $40.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the contingent monthly coupon rate, the coupon threshold levels and the call threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

November 2023 Page 5

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Key Investment Rationale

Market-Linked Contingent Income Auto-Callable Notes provide for the repayment of principal upon early redemption or at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk, who are willing to forgo upside participation in any appreciation of the underlying indices and who seek an opportunity to earn interest at a potentially above-market rate when the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on the monthly observation dates until the notes are redeemed early or reach maturity. Investors will not participate in any appreciation in the value of any of the underlying indices. The following scenarios are for illustrative purposes only and do not attempt to demonstrate every situation that may occur. Accordingly, the notes may or may not be redeemed early, and the contingent monthly coupon may be payable in none of, or some but not all of, the monthly periods during the 5-year term of the notes.

Repayment of Principal

The notes offer investors an opportunity to receive a contingent monthly coupon, while providing for the repayment of principal in full upon early redemption or at maturity, subject to our creditworthiness.

Scenario 1: The notes are redeemed prior to maturity.

This scenario assumes that, prior to early redemption, all underlying indices close at or above the respective coupon threshold levels on some monthly observation dates, but one or more underlying indices close below the respective coupon threshold level(s) on the others. Investors receive the contingent monthly coupon, corresponding to a return of at least 7.00% per annum (to be determined on the pricing date) for the monthly periods for which the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on the related observation date, but not for the monthly periods for which the index closing value of one or more underlying indices is less than the respective coupon threshold level(s) on the related observation date.

Starting on August 9, 2028, when all of the underlying indices close at or above the respective call threshold levels on a monthly redemption determination date, the notes will be automatically redeemed for the stated principal amount plus the contingent monthly coupon with respect to the related observation date. No further payments will be made on the notes once they have been redeemed.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive principal back at maturity.

This scenario assumes that at least one of the underlying indices closes below the respective call threshold level on every monthly redemption determination date. Consequently, the notes are not redeemed early. Investors receive the contingent monthly coupon, corresponding to a return of at least 7.00% per annum (to be determined on the pricing date) for the monthly periods for which the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on the related observation date, but not for the monthly periods for which the index closing value of one or more underlying indices is less than the respective coupon threshold level(s) on the related observation date.

On the final observation date, if each underlying index closes at or above the respective coupon threshold level, at maturity, investors receive the contingent monthly coupon with respect to the final observation date in addition to the stated principal amount. However, if, on the final observation date, at least one of the underlying indices closes below the respective coupon threshold level(s), at maturity, no contingent monthly coupon is paid with respect to the final observation date and investors receive only the stated principal amount.

November 2023 Page 6

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

How the Notes Work

The following diagrams illustrate the potential outcomes for the notes depending on (1) the index closing values on each monthly observation date and (2) the index closing values on each monthly redemption determination date (beginning after 4.75 years). Please see “Hypothetical Examples” below for an illustration of hypothetical payouts on the notes.

Diagram #1: Contingent Monthly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Beginning After 4.75 Years)

November 2023 Page 7

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

November 2023 Page 8

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is payable with respect to an observation date and how to calculate the payment at maturity, assuming the notes are not automatically redeemed early. The following examples are for illustrative purposes only. Whether you receive a contingent monthly coupon will be determined by reference to the index closing value of each underlying index on each monthly observation date. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. The actual initial index value, coupon threshold level and call threshold level for each underlying index will be determined on the pricing date. The below examples are based on the following terms:

Stated Principal Amount:	$1,000 per note
Hypothetical Contingent Monthly Coupon:

7.00% per annum (corresponding to approximately $5.833 per month per note)[1]

With respect to each coupon payment date, a contingent monthly coupon is paid but only if the index closing value of each underlying index is greater than or equal to the respective coupon threshold level on the related observation date.

Hypothetical Initial Index Value:	With respect to the NDX Index: 15,000 With respect to the SPX Index: 4,500 With respect to the RTY Index: 1,500
Hypothetical Coupon Threshold Level:

With respect to the NDX Index: 12,000, which is 80% of the hypothetical initial index value

With respect to the SPX Index: 3,600, which is 80% of the hypothetical initial index value

With respect to the RTY Index: 1,200, which is 80% of the hypothetical initial index value

Hypothetical Call Threshold Level:

With respect to the NDX Index: 15,000, which is 100% of the hypothetical initial index value

With respect to the SPX Index: 4,500, which is 100% of the hypothetical initial index value

With respect to the RTY Index: 1,500, which is 100% of the hypothetical initial index value

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the actual contingent monthly coupon rate and the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent monthly coupon of $5.833 is used in these examples for ease of analysis.

November 2023 Page 9

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

How to determine whether a contingent monthly coupon is payable with respect to an observation date:

	Index Closing Value			Contingent Monthly Coupon
NDX Index	SPX Index	RTY Index
Hypothetical Observation Date 1	13,000 (at or above the coupon threshold level)	3,700 (at or above the coupon threshold level)	1,500 (at or above the coupon threshold level)	$5.833
Hypothetical Observation Date 2	11,000 (below the coupon threshold level)	4,000 (at or above the coupon threshold level)	1,300 (at or above the coupon threshold level)	$0
Hypothetical Observation Date 3	12,500 (at or above the coupon threshold level)	3,500 (below the coupon threshold level)	1,100 (below the coupon threshold level)	$0
Hypothetical Observation Date 4	10,000 (below the coupon threshold level)	3,400 (below the coupon threshold level)	1,000 (below the coupon threshold level)	$0

On hypothetical observation date 1, each of the underlying indices closes at or above the respective coupon threshold level. Therefore, a contingent monthly coupon of $5.833 is paid on the relevant coupon payment date.

On each of hypothetical observation dates 2 and 3, at least one underlying index closes at or above the respective coupon threshold level, but one or more of the other underlying indices close below the respective coupon threshold level(s). Therefore, no contingent monthly coupon is paid on the relevant coupon payment date.

On hypothetical observation date 4, each of the underlying indices closes below the respective coupon threshold level, and accordingly, no contingent monthly coupon is paid on the relevant coupon payment date.

You will not receive a contingent monthly coupon on any coupon payment date if the index closing value of any underlying index is below the respective coupon threshold level on the related observation date.

How to calculate the payment at maturity (if the notes have not been automatically redeemed):

In the following examples, one or more underlying indices close below the respective call threshold level(s) on each redemption determination date, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

	Index Closing Value on the Final Observation Date			Payment at Maturity
	NDX Index	SPX Index	RTY Index
Example 1:	13,500 (at or above the coupon threshold level)	3,800 (at or above the coupon threshold level)	1,600 (at or above the coupon threshold level)	$1,005.833 (the stated principal amount plus the contingent monthly coupon with respect to the final observation date)
Example 2:	11,500 (below the coupon threshold level)	3,750 (at or above the coupon threshold level)	1,400 (at or above the coupon threshold level)	$1,000 (the stated principal amount)

In example 1, the index closing values of each of the NDX Index, the SPX Index and the RTY Index are greater than or equal to the respective coupon threshold levels. Therefore, investors receive at maturity the stated principal amount of the notes and the contingent monthly coupon with respect to the final observation date. Investors do not participate in the appreciation of any of the underlying indices.

In example 2, the index closing values of two underlying indices are above the respective coupon threshold levels, but the index closing value of the other underlying index is below the respective coupon threshold level. Therefore, no contingent monthly coupon is paid with respect to the final observation date and investors receive at maturity only the stated principal amount of the notes.

November 2023 Page 10

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not provide for the regular payment of interest and may pay no interest over the entire term of the notes. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each underlying index is greater than or equal to 80% of the respective initial index value, which we refer to as the respective coupon threshold level, on the related observation date. If, on the other hand, the index closing value of any underlying index is less than the respective coupon threshold level on the related observation date for any interest period, we will pay no coupon on the applicable coupon payment date. It is possible that the index closing value(s) of one or more of the underlying indices could remain below the respective coupon threshold level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

◼The contingent monthly coupon, if any, is based only on the index closing value of each underlying index on the related monthly observation date at the end of the related interest period. Whether the contingent monthly coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the index closing value of each underlying index on the relevant monthly observation date. As a result, you will not know whether you will receive the contingent monthly coupon on any coupon payment date until near the end of the relevant interest period. Moreover, because the contingent monthly coupon is based solely on the value of each underlying index on monthly observation dates, if the index closing value of any underlying index on any observation date is less than the respective coupon threshold level, you will receive no coupon for the related interest period, even if the value of such underlying index was greater than or equal to the respective coupon threshold level on other days during that interest period and even if the index closing value(s) of the other underlying indices are greater than or equal to the respective coupon threshold level(s) on the relevant observation date.

◼Investors will not participate in any appreciation of any underlying index. Investors will not participate in any appreciation in any underlying index from the initial index value for such index, and the return on the notes will be limited to the contingent monthly coupons, if any, that are paid with respect to each observation date on which the index closing value of each underlying index is greater than or equal to the respective coupon threshold level, if any.

◼Reinvestment risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed in the first year of the term of the notes.

◼The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the level of interest rates available in the market and the values of the underlying indices on any day, including in relation to the respective coupon threshold levels, will affect the value of the notes more than any other factors. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlying indices,

owhether the index closing value of any underlying index has been below the respective coupon threshold level on any observation date,

ointerest and yield rates in the market,

odividend rates on the securities underlying the underlying indices,

November 2023 Page 11

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or index markets generally and which may affect the values of the underlying indices, othe time remaining until the notes mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying index that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of any underlying index at the time of sale is near or below the respective coupon threshold level or if market interest rates rise.

The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You cannot predict the future performance of any underlying index based on its historical performance. The values of the underlying indices may decrease and be below the respective coupon threshold level(s) on each observation date so that you will receive no return on your investment. There can be no assurance that the index closing values of all of the underlying indices will be greater than or equal to the respective coupon threshold levels on any observation date so that you will receive a contingent monthly coupon payment on the notes for the applicable interest period. See “NASDAQ-100 Index® Historical Performance,” “S&P 500® Index Historical Performance” and “Russell 2000® Index Historical Performance” below.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, upon early redemption or on any coupon payment date, and therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the

November 2023 Page 12

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of the issuer, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index values, the coupon threshold levels, the call threshold levels, the index closing values on each observation date, whether you receive a contingent monthly coupon on each coupon payment date and/or at maturity (if the notes have not previously been redeemed) and whether the notes will be redeemed on any early redemption date. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may affect the payout to you on the notes. For further information regarding these types of determinations, see “Additional Terms of the Notes—Additional Terms—Postponement of coupon payment dates (including the maturity date) and early redemption dates,” “—Postponement of observation dates and redemption determination dates,” “—Calculation agent,” “—Market disruption event,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices and in futures and/or options contracts on the underlying indices or the component stocks of the underlying index, as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the

November 2023 Page 13

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

hedge as the observation dates approach. Some of our other affiliates also trade the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could potentially increase (i) the level at or above which such underlying index must close on the redemption determination dates so that the notes are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices) and (ii) the coupon threshold level for such underlying index, which is the level at or above which the underlying index must close on the observation dates so that you receive a contingent monthly coupon on the notes (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the notes could potentially affect the closing value of any underlying index on the redemption determination dates and the observation dates, and, accordingly, whether we redeem the notes prior to maturity and whether we pay a contingent monthly coupon on the notes (depending also on the performance of the other underlying indices).

Risks Relating to the Underlying Indices

◼You are exposed to the price risk of each underlying index with respect to the contingent monthly coupons, if any. Your return on the notes is not linked to a basket consisting of the underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. To receive any contingent monthly coupons, all of the underlying indices must close at or above the respective coupon threshold levels on the applicable observation date. Therefore, if any underlying index has declined to below the respective coupon threshold as of an observation date, you will not receive the contingent monthly coupon on the related coupon payment date, even if the other underlying indices have appreciated or have not declined as much. Accordingly, your investment is subject to the price risk of each underlying index.

◼Because the notes are linked to the performance of the worst performing of the underlying indices, you are exposed to a greater risk of receiving no contingent monthly coupons than if the notes were linked to just one of the underlying indices. The risk that you will not receive any contingent monthly coupons is greater if you invest in the notes as opposed to similar notes that are linked to the performance of just one of the underlying indices. With three underlying indices, it is more likely that any underlying index will close below the respective coupon threshold level on any observation date, and therefore it is more likely that you will not receive any contingent monthly coupons than if the notes were linked to just one of the underlying indices. In addition, because each underlying index must close at or above the respective call threshold level on a monthly redemption determination date (beginning after 4.75 years) in order for the notes to be called prior to maturity, the notes are less likely to be called on any early redemption date than if the notes were linked to just one underlying index.

◼The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

◼Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a

November 2023 Page 14

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether a contingent monthly coupon will be payable on the notes on the applicable coupon payment date, whether the notes will be redeemed and/or the amount payable at maturity, will be based on the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, as compared to the relevant initial index value or coupon threshold level, as applicable (depending also on the performance of the other underlying indices).

November 2023 Page 15

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

NASDAQ-100 Index® Overview

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

Information as of market close on November 6, 2023:

Bloomberg Ticker Symbol:	NDX
Current Index Value:	15,154.93
52 Weeks Ago:	10,977.00
52 Week High (on 7/18/2023):	15,841.35
52 Week Low (on 12/28/2022):	10,679.34

The following graph sets forth the daily index closing values of the NDX Index for the period from January 1, 2018 through November 6, 2023. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the NDX Index for each quarter for the period from January 1, 2018 through November 6, 2023. The index closing value of the NDX Index on November 6, 2023 was 15,154.93. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The NDX Index has at times experienced periods of high volatility, and you should not take the historical values of the NDX Index as an indication of its future performance.

NDX Index Daily Closing Values January 1, 2018 to November 6, 2023

* The black solid line indicates the coupon threshold level, which is 80% of the initial index value.

November 2023 Page 16

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

NASDAQ-100 Index®	High	Low	Period End
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter	12,041.89	10,679.34	10,939.76
2023
First Quarter	13,181.35	10,741.22	13,181.35
Second Quarter	15,185.48	12,725.11	15,179.21
Third Quarter	15,841.35	14,545.83	14,715.24
Fourth Quarter (through November 6, 2023)	15,241.12	14,109.57	15,154.93

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

November 2023 Page 17

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on November 6, 2023:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,365.98
52 Weeks Ago:	3,806.80
52 Week High (on 7/31/2023):	4,588.96
52 Week Low (on 11/9/2022):	3,748.57

The following graph sets forth the daily index closing values of the SPX Index for the period from January 1, 2018 through November 6, 2023. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the SPX Index for each quarter for the period from January 1, 2018 through November 6, 2023. The index closing value of the SPX Index on November 6, 2023 was 4,365.98. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2018 to November 6, 2023

* The black solid line indicates the coupon threshold level, which is 80% of the initial index value.

November 2023 Page 18

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter (through November 6, 2023)	4,376.95	4,117.37	4,365.98

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

November 2023 Page 19

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on November 6, 2023:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,737.939
52 Weeks Ago:	1,809.810
52 Week High (on 7/31/2023):	2,003.177
52 Week Low (on 10/27/2023):	1,636.938

The following graph sets forth the daily index closing values of the RTY Index for the period from January 1, 2018 through November 6, 2023. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the RTY Index for each quarter for the period from January 1, 2018 through November 6, 2023. The index closing value of the RTY Index on November 6, 2023 was 1,737.939. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2018 to November 6, 2023

* The black solid line indicates the coupon threshold level, which is 80% of the initial index value.

November 2023 Page 20

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Russell 2000® Index	High	Low	Period End
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter	1,706.985	1,492.531	1,643.069
Third Quarter	1,740.753	1,653.132	1,696.571
Fourth Quarter	1,672.992	1,266.925	1,348.559
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter (through November 6, 2023)	1,775.946	1,636.938	1,737.939

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

November 2023 Page 21

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Interest period:

The monthly period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Underlying index publisher:

With respect to the NDX Index, Nasdaq, Inc., or any successor thereof

With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof

With respect to the RTY Index, FTSE Russell, or any successor thereof

Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Record date:

The record date for each coupon payment date, including the coupon payment date scheduled to occur on the maturity date, shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity or upon early redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Denominations:	$1,000 and integral multiples thereof
Senior Note or Subordinated Note:	Senior
Bull or bear notes:	Bull notes
Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:

With respect to each underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant exchange:

With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Index closing value:

With respect to each of the NDX Index and the SPX Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index (as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index. In certain circumstances, the index closing value for the NDX Index or the SPX Index shall be based on the alternate calculation of such underlying index as described under “Discontinuance of an underlying index; alteration of method of calculation” below.

With respect to the RTY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the RTY Index, or any successor index (as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index shall be based on the alternate calculation of the RTY Index described under “Discontinuance of an underlying index; alteration of method of calculation” below. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the underlying index publisher for such underlying index.

Postponement of coupon payment dates (including the maturity date) and early redemption dates:

If any scheduled coupon payment date (including the maturity date) or early redemption date is not a business day, the applicable payment will be made on the next succeeding business day and no adjustment will be made to the payment made on any such succeeding business day.

If, due to a market disruption event or otherwise, any observation date or redemption determination date for any underlying index is postponed so that it falls less than two business days prior to the scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date, as applicable, shall be postponed to the second business day following that observation date or redemption determination date as postponed, by which date the index closing value of each underlying index has been determined. In any of these cases, no adjustment shall be made to any payment made on that postponed date.

Postponement of observation dates and	The observation dates and redemption determination dates are subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

November 2023 Page 22

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

redemption determination dates:

If any scheduled observation date or redemption determination date, including the final observation date or redemption determination date, is not an index business day with respect to any underlying index, or if there is a market disruption event on such day with respect to any underlying index, the relevant observation date or redemption determination date, as applicable, solely with respect to that affected underlying index shall be the next succeeding index business day with respect to that underlying index on which there is no market disruption event with respect to that underlying index; provided that if a market disruption event with respect to such underlying index has occurred on each of the five index business days with respect to such underlying index immediately succeeding any of the scheduled observation dates or redemption determination dates, as applicable, then (i) such fifth succeeding index business day shall be deemed to be the relevant observation date or redemption determination date, as applicable, with respect to that affected underlying index, notwithstanding the occurrence of a market disruption event with respect to that underlying index on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs with respect to that underlying index, the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating that underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting that affected underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Calculation agent:

MS & Co. and its successors

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent monthly coupon, if any, and payment at maturity (or early redemption payment) will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index values, the index closing values, the share percent changes, the payment that you will receive, if any, on each coupon payment date, the payment that you will receive at maturity (if the notes have not previously been redeemed), what adjustments should be made, if any, to the adjustment factor with respect to an underlying index or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Market disruption event:

With respect to each underlying index, market disruption event means:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially

November 2023 Page 23

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Trustee:	The Bank of New York Mellon
Issuer notice to registered note holders, the trustee and the depositary:

In the event that any coupon payment date or the maturity date is postponed as described above, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the applicable any coupon payment date or the maturity date, as applicable, has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of any coupon payment date or maturity date, as applicable, the business day immediately preceding the scheduled coupon payment date or maturity date, as applicable, and (ii) with respect to notice of the date to which the coupon payment date or maturity date, as applicable, has been rescheduled, the business day immediately following the applicable observation date as postponed.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as contingent monthly coupon, if any, with respect to each note, on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date (but if such trading day is not a business day, prior to the close of business on the business day preceding such coupon payment date) and (ii) deliver the aggregate cash amount due, if any, with respect to the contingent monthly coupon, to the trustee for delivery to the depositary, as a holder of the notes, on each coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

Discontinuance of an underlying index; alteration of method of calculation:

If any underlying index publisher discontinues publication of the relevant underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the

November 2023 Page 24

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments shall be made by the calculation agent to the relevant initial index value, coupon barrier level and downside threshold level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, any observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the notes.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted. Accordingly, if the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the

November 2023 Page 25

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

November 2023 Page 26

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

Under current law and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.” Except where stated otherwise, the following discussion is based on the treatment of the notes as “variable rate debt instruments.”

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how accrued interest will be determined prior to the relevant contingent coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes. Because the amount of a contingent coupon payment in respect of an accrual period may not be known until the relevant contingent coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period. The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

If market conditions change prior to the notes’ issuance or if the Internal Revenue Service (the “IRS”) disagrees with our determination, alternative tax treatments are possible. In particular, the notes could be treated as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser

November 2023 Page 27

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 5 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value of any underlying index, and, therefore, could potentially increase (i) the level at or above which such underlying index must close on the redemption determination dates so that the notes are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices) and (ii) the coupon threshold level for such underlying index, which is the level at or above which the underlying index must close on the observation dates so that you receive a contingent monthly coupon on the notes (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the observation dates, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the observation dates. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the observation dates approach. We cannot give any assurance that our hedging activities will not affect the closing value of any underlying index on the redemption determination dates and other observation dates, and, accordingly, whether we redeem the notes prior to maturity and whether we pay a contingent monthly coupon on the notes (depending also on the performance of the other underlying indices).

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the contingent monthly coupon rate, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Prospectus Supplement dated November 16, 2020

Index Supplement dated November 16, 2020

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Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due November 13, 2028, with 4.75-Year Initial Non-Call Period

Based on the Worst Performing of the NASDAQ-100 Index®, the S&P 500® Index and the Russell 2000® Index

Prospectus dated November 16, 2020 Terms used but not defined in this document are defined in the prospectus supplement, in the index suppement or in the prospectus.

November 2023 Page 29